Exhibit 99.1

Worldwide Headquarters 1200 Willow Lake Boulevard St. Paul, Minnesota 55110-5101	Steven Brazones Investor Relations 651.236.5158 Keralyn Groff Public Relations 651.236.5104

NEWS	For Immediate Release	September 9, 2009

H.B. Fuller to Receive $18.75 Million in Settlement of Lawsuit

Against the Former Owners of Roanoke Companies Group

ST. PAUL, Minnesota - H.B. Fuller Company (NYSE: FUL) announced today that it has settled its lawsuit with the former owners of the Roanoke Companies Group. As a result of the settlement, the Company will receive a pre-tax cash payment in the amount $18.75 million. The lawsuit and subsequent settlement relate to an acquisition transaction that was completed in 2006. Further details regarding the acquisition can be found in the company’s latest 10-K filing.

The settlement will result in an after-tax gain of $11.75 million, or 24 cents per diluted share, to be recorded in the 2009 third quarter results which are scheduled for release during the week of September 21, 2009.

“We are pleased that this lawsuit has been settled and that this chapter is behind us,” said Michele Volpi, president and chief executive officer. “Although this has proven to be a very challenging acquisition, we remain committed and focused on improving the performance of our Specialty Construction Brands business unit for the long term benefit of our shareholders.”

About H.B. Fuller Company:

H.B. Fuller Company is a leading worldwide manufacturer and marketer of adhesives, sealants, paints and other specialty chemical products, with fiscal 2008 net revenue of $1.4 billion. Its common stock is traded on the New York Stock Exchange under the symbol FUL. For more information, please visit the website at www.hbfuller.com.

Safe Harbor for Forward-Looking Statements:

Certain statements in this document may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to various risks and uncertainties, including but not limited to the following: the Company’s ability to effectively integrate and operate acquired businesses; political and economic conditions; product demand; competitive products and pricing; costs of and savings from restructuring initiatives; geographic and product mix; availability and price of raw materials; the Company’s relationships with its major customers and suppliers; changes in tax laws and tariffs; devaluations and other foreign exchange rate fluctuations; the impact of litigation and environmental matters; the effect of new accounting pronouncements and accounting charges and credits; and similar matters. Further information about the various risks and uncertainties can be found in the Company’s SEC 10-Q filings of April 3, 2009 and July 1, 2009 and 10-K filing of January 28, 2009. All forward-looking information represents management’s best judgment as of this date based on information currently available that in the future may prove to have been inaccurate. Additionally, the variety of products sold by the Company and the regions where the Company does business make it difficult to determine with certainty the increases or decreases in net revenue resulting from changes in the volume of products sold, currency impact, changes in product mix, and selling prices. However, management’s best estimates of these changes as well as changes in other factors have been included.